Exhibit 3.2

NOTE ABOUT TRANSLATION:

This document is an English translation of a deed (to be) executed in the Dutch language. In preparing this document, an attempt has been made to translate as literally as possible without jeopardising the overall continuity of the text. The definitions in article 1.1 of this document are listed in the English alphabetical order which may differ from the Dutch alphabetical order. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law. In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

ARTICLES OF ASSOCIATION

CHAPTER I – DEFINITIONS AND INTERPRETATION

1	Definitions

1.1	In these articles of association the following words shall have the following meanings:

Annual Accounts: the Company’s annual accounts as referred to in Section 2:361 DCC;

Auditor: an auditor as referred to in Section 2:393 DCC, or an organization in which such auditors work together;

BDR: a Brazilian depositary receipt issued by Banco Bradesco S.A., as depositary, and representing one (1) Class A Common Share;

BDR Record Date: the ● day of ● two thousand twenty-three (being the first day of trading of the BDRs on the B3 S.A. – Brasil, Bolsa, Balcão);

Board: the Company’s board of directors;

Board Regulations: the written rules and regulations adopted by the Board as referred to in article 21.4;

Broker: the brokerage firm, bank, broker-dealer or other similar organization at which a person’s beneficial interest in one or more Class A Common Shares is held;

Business Day: any day (other than a Saturday, Sunday or a public holiday) on which banks are open for business in New York, New York, United States of America and in the Netherlands;

Chairman: the Non-Executive Director appointed as Chairman;

Class A Common Share: an ordinary class A share in the Company’s share capital;

Class A Conversion Period: the period starting on the ● day of ● two thousand twenty-three (being the first day the Class A Common Shares are admitted to listing and trading on the New York Stock Exchange) and ending on the thirty-first day of December two-thousand twenty-six;

Class A Conversion Request: shall have the meaning given thereto in article 6C;

Class B Common Share: an ordinary class B share in the Company’s share capital;

Class B Conversion Request: shall have the meaning given thereto in article 6A;

Company: the Company to which these articles of association pertain;

Conversion Date: the date that the Board determines, in its sole discretion, that a Conversion Event has occurred, provided that the Conversion Date shall be no later than the date of such determination;

Conversion Event: means the occurrence of any transfer of a Class B Common Share upon the enforcement of a security interest (including, but not limited to, a right of pledge) over such Class B Common Share;

Conversion Share: a conversion share in the Company’s share capital;

Conversion Share Allocation: has the meaning given thereto in article 34.9 paragraph (b);

Convertible Class A Common Shares: the number of BDRs to which an Eligible Shareholder is entitled at ten hours Brazilian time (10:00 BRT) on the BDR Record Date (thereby disregarding any fractional BDRs);

DCC: the Dutch Civil Code;

Director: an Executive Director or a Non-Executive Director;

Eligible Shareholder: a person who is entitled to one or more BDRs at ten hours Brazilian Time (10:00 BRT) on the BDR Record Date, thereby disregarding any fractional BDRs;

Executive Director: a member of the Board appointed as executive director;

FIP: Fundo de Investimento em Participações Multiestratégia Formosa - Investimento no Exterior, an investment fund under the laws of Brazil, registered with the Brazilian National Taxpayers Registry (Cadastro Nacional de Pessoas Jurídicas) under number 26.845.679/0001-03;

Free Float Percentage: the number of Class A Common Shares held by Non-Controlling Shareholders on the thirty-first day of December two thousand twenty-six divided by the total number of Shares outstanding on such date, multiplied by one hundred percent (100%);

General Meeting: the corporate body of the Company consisting of Shareholders and all other Persons with Meeting Right or a meeting of Shareholders and other Persons with Meeting Right, as the case may be;

Group Company: a group company of the Company as referred to in Section 2:24b DCC;

in writing: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

J&F: J&F Investimentos S.A., a corporation (sociedade por ações) under the laws of Brazil, registered with the commercial register of São Paulo (Junta Comercial do Estado de São Paulo) under number 35300340825;

Last Conversion Quarter: the period starting on the first day of October two thousand twenty-six and ending on the thirty-first day of December two thousand twenty-six;

LuxCo: J&F Investments Luxembourg S.à r.l., a limited liability company (société à responsabilité limitée) under the laws of the Grand Duchy of Luxembourg, registered with the Luxembourg Trade and Companies Register (Registre de Commerce et des Sociétés, Luxembourg) under number B276177;

LuxCo Class A Conversion Request: shall have the meaning given thereto in article 6D;

Management Report: the Company’s management report as referred to in Section 2:391 DCC;

Meeting Right: the right, either in person or by proxy authorized in writing, to attend and address the General Meeting;

Minimum Free Float Percentage: twenty percent (20%);

Non-Controlling Shareholder: each Shareholder with the exception of (i) LuxCo or its legal successor(s), (ii) J&F or its legal successor(s), (iii) FIP or its legal successor(s) and (iv) any wholly owned subsidiary of J&F and/or FIP (whether held jointly or individually by them);

Non-Executive Director: a member of the Board appointed as non-executive director;

Persons with Meeting Right: Shareholders, holders of a usufruct with Meeting Right and holders of a right of pledge with Meeting Right;

Persons with Voting Rights: Shareholders with voting rights, holders of a usufruct with voting rights and holders of a right of pledge with voting rights in the General Meeting;

Record Date: the twenty-eighth day prior to the date of a General Meeting, or such other day as prescribed by law;

Share: a share in the Company’s share capital, unless the contrary is expressed this shall include each Class A Common Share, each Class B Common Share and each Conversion Share;

Shareholder: a holder of one or more Shares;

Subsidiary: a subsidiary of the Company as referred to in Section 2:24a DCC;

Transferor: shall have the meaning given thereto in article 6B; and

Vice-Chairman: the Director appointed as Vice-Chairman.

2	Construction

2.1	References to articles shall be deemed to refer to articles of these articles of association, unless the contrary is apparent.

2.2	Any reference to a gender includes all genders.

CHAPTER II – NAME, CORPORATE SEAT AND OBJECTS

3	Name and corporate seat

3.1	The Company’s name is JBS N.V.

3.2	The corporate seat of the Company is in Amsterdam, the Netherlands.

4	Objects

The objects of the Company are:

(a)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(b)	to finance businesses and companies;

(c)

to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness, as well as to enter into agreements in connection with aforementioned activities;

(d)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(e)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, Group Companies and/or third parties;

(f)	to acquire, alienate, manage and exploit registered property and items of property in general;

(g)	to trade in currencies, securities and items of property in general;

(h)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights;

(i)	to perform any and all activities of an industrial, financial or commercial nature, and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III – SHARE CAPITAL

5	Authorized capital, share premium reserve

5.1	The authorized capital of the Company equals ● (EUR ●).

5.2

The authorized capital of the Company is divided into ● (●) Class A Common Shares, with a nominal value of one eurocent (EUR 0.01) each, ● (●) Class B Common Shares, with a nominal value of ten eurocent (EUR 0.10) each, and ten (10) Conversion Shares, with a nominal value of nine eurocent (EUR 0.09) each.

5.3

Upon the conversion of one or more Class B Common Shares into Class A Common Shares and Conversion Shares referred to in article 6, the authorized capital shall decrease with the number of Class B Common Shares so converted and shall increase with the number of Class A Common Shares and Conversion Shares into which such Class B Common Shares were converted.

5.4

Upon the conversion of one or more Class A Common Shares into Class B Common Shares referred to in article 6, the authorized capital shall decrease with the number of Class A Common Shares so converted and shall increase with the number of Class B Common Shares into which such Class A Common Shares were converted.

5.5

Within eight days after a conversion of one or more Shares in accordance with article 6, the Board shall (i) file a notification thereof with the Dutch trade register, which notification must at least include the authorized capital following the conversion, and (ii) register the conversion in the register of Shareholders as referred to in article 13.

5.6	No share certificates shall be issued.

5.7

The Company shall maintain a general share premium reserve for the benefit of the Shareholders. The Company shall maintain a separate dividend reserve for each class of Shares, for the exclusive benefit of the holders of Shares of the applicable class.

6	Conversion of Shares

6.1	Each Class B Common Share can be converted into one (1) Class A Common Share and one (1) Conversion Share, subject to the provisions of this article 6.

6.2	Each Class A Common Share can be converted into one (1) Class B Common Share, subject to the provisions of this article 6.

6A	Voluntary conversion of Class B Common Shares

6A.1

Each holder of one or more Class B Common Shares may request the conversion of all or part of his Class B Common Shares into Class A Common Shares and Conversion Shares in the ratio set out in article 6.1 by means of a written request addressed to the Board (Class B Conversion Request). The Class B Conversion Request must:

(a)	indicate the number of Class B Common Shares to which the Class B Conversion Request pertains;

(b)

include a release in advance of the encumbrance that may vest on any Conversion Shares resulting from the conversion of Class B Common Shares in accordance with this article 6A, if (part of) the Class B Common Shares to which the Class B Conversion Request pertains are encumbered with any usufruct, right of pledge, attachment or other encumbrance;

(c)

provide for an irrevocable and unconditional power of attorney from the requesting Shareholder to the Company, with full power of substitution and governed by Dutch law, to perform the acts described in article 6A.2 paragraph (b) on behalf of such Shareholder.

6A.2	Subject to article 6A.3:

(a)

upon receipt of a Class B Conversion Request satisfactory to the Board, the Board shall, as soon as reasonably possible, resolve to convert the number of Class B Common Shares to which the Class B Conversion Request pertains into Class A Common Shares and Conversion Shares in the ratio set out in article 6.1; and

(b)

promptly following such conversion, the requesting Shareholder shall be obliged to offer and transfer the Conversion Shares to the Company for no consideration and the Company shall accept such Conversion Shares.

6A.3

To the extent the Company would not be permitted under applicable law to acquire Conversion Shares in accordance with article 6A.2 paragraph (b), the Board shall, as soon as reasonably possible, convene a General Meeting in accordance with article 27, at which meeting it shall be proposed to the General Meeting to cancel such number of Shares (held in treasury) to allow again for the acquisition of Conversion Shares as referred to in article 6A.2 paragraph (b).

6B	Mandatory conversion of Class B Common Shares

6B.1

A Class B Common Share shall automatically convert into one (1) Class A Common Share and one (1) Conversion Share upon the occurrence of a Conversion Event in respect of such Class B Common Share, subject to the provisions of this article 6B and with effect as of the Conversion Date. Upon the occurrence of a Conversion Event, the Shareholder concerned shall be obliged to notify the Board thereof by means of a written notice addressed to the Board.

6B.2

If at any time a Conversion Share is held by anyone other than the Company following a Conversion Event, such holder of Conversion Shares (Transferor) shall be obliged to offer and transfer such Conversion Shares to the Company unencumbered (without any usufruct, right of pledge, attachment or other encumbrance and without depositary receipts issued for such Conversion Shares) and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Conversion Shares to the Company, the voting rights (both in the General Meeting and in class meetings), Meeting Right and rights to receive distributions attached to the relevant Conversion Shares are suspended.

6B.3

If the Transferor fails to offer and transfer the relevant Conversion Shares to the Company within thirty (30) days after the Conversion Date, the Company is irrevocably empowered and authorized to offer and transfer the relevant Conversion Shares to the Company until such transaction occurs. The Company shall immediately notify the Transferor upon proceeding with the offer and transfer of Conversion Shares to the Company in accordance with this article 6B.3.

6B.4

The Board may, from time to time, establish such policies and procedures relating to the general administration of the share capital structure as it may deem necessary or advisable, and may request that holders of Class B Common Shares furnish affidavits or other proof to the Board as it deems necessary to verify the legal and beneficial ownership of Class B Common Shares, and to confirm that a Conversion Event has not occurred.

6B.5

To the extent the Company would not be permitted under applicable law to acquire Conversion Shares in accordance with article 6B.2 or article 6B.3, as applicable, the Board shall convene a General Meeting in accordance with article 27, at which meeting it shall be proposed to the General Meeting to cancel such number of Shares (held in treasury) to allow again for the acquisition of Conversion Shares as referred to in article 6B.2 or article 6B.3, as applicable.

6C	Conversion of Class A Common Shares Eligible Shareholder

6C.1

During the Class A Conversion Period, each Eligible Shareholder may request the conversion of all or part of his Class A Common Shares into Class B Common Shares in the ratio set out in article 6.2 by means of a written request addressed to the Board (Class A Conversion Request). The Class A Conversion Request must:

(a)

indicate the number of Class A Common Shares to which the Class A Conversion Request pertains, provided the maximum number of Class A Common Shares in respect of which an Eligible Shareholder may request conversion during the Class A Conversion Period in accordance with this article 6C equals (i) for any Class A Conversion Requests submitted between the ● day of ● two thousand twenty-three and the thirtieth day of September two thousand twenty-six: fifty-five percent (55%) in total of the number of such Eligible Shareholder’s Convertible Class A Common Shares and (ii) for any Class A Conversion Request submitted during the Last Conversion Quarter: the number of such Eligible Shareholder’s Convertible Class A Common Shares minus the number of Class A Common Shares already converted pursuant to this article 6C;

(b)

for any Class A Common Shares to which the Class A Conversion Request pertains not registered in the name of the Eligible Shareholder in the register of Shareholders as referred to in article 13, include a confirmation from the Eligible Shareholder’s Broker that such Eligible Shareholder holds a beneficial interest in such number of Class A Common Shares;

(c)

include a document issued by Banco Bradesco S.A. as depositary of the BDRs, confirming (i) that such Eligible Shareholder qualifies as Eligible Shareholder and (ii) the number of BDRs to which such Eligible Shareholder was entitled at ten hours Brazilian time (10:00 BRT) on the BDR Record Date; and

(d)

include an undertaking by the Eligible Shareholder to not transfer the Class A Common Shares to which the Class A Conversion Request pertains from the date on which the Class A Conversion Request is provided to the Board until (and including) the day on which the Class A Common Shares to which the Class A Conversion Request pertains are converted into Class B Common Shares in accordance with article 6C.2 or article 6C.3, as the case may be.

6C.2

On the ● (●) Business Day following the end of each calendar quarter (with the exception of the Last Conversion Quarter), the Board will resolve (i) to convert the aggregate number of Class A Common Shares in respect of which the Board has, during the foregoing calendar quarter, received (a) Class A Conversion Request(s) satisfactory to the Board into Class B Common Shares in the ratio set out in article 6.2 and (ii) to pay up the difference between the aggregate nominal value of the Class A Common Shares to which the Class A Conversion Request(s) pertain(s) and the aggregate nominal value of the Class B Common Shares into which the Class A Common Shares are converted at the charge of the general share premium reserve maintained by the Company.

6C.3

On the ● (●) Business Day following the end of the Last Conversion Quarter, the Board will resolve (i) to convert the aggregate number of Class A Common Shares in respect of which the Board has, during the Last Conversion Quarter, received (a) Class A Conversion Request(s) satisfactory to the Board into Class B Common Shares in the ratio set out in article 6.2, with due observance of article 6C.4, and (ii) to pay up the difference between the aggregate nominal value of the Class A Common Shares to which the Class A Conversion Request(s) pertain(s), with due observance of article 6C.4, and the aggregate nominal value of the Class B Common Shares into which the Class A Common Shares are converted at the charge of the general share premium reserve maintained by the Company.

6C.4

If the aggregate number of Class A Common Shares in respect of which (a) Class A Conversion Request(s) satisfactory to the Board has or have been received during the Class A Conversion Period would, if all Class A Common Shares to which such Class A Conversion Request(s) pertain(s) are converted into Class B Common Shares in the ratio set out in article 6.2, cause the Free Float Percentage to fall below the Minimum Free Float Percentage, the number of Class A Common Shares pertaining to each Class A Conversion Request received during the Last Conversion Quarter shall be reduced on a pro rata basis so that the aggregate number of Class A Common Shares converted into Class B Common Shares in accordance with this article 6C does not result in the Free Float Percentage falling below the Minimum Free Float Percentage.

6D	Conversion of Class A Common Shares LuxCo

6D.1

During the Class A Conversion Period, LuxCo may request the conversion of all or part of its Class A Common Shares into Class B Common Shares in the ratio set out in article 6.2 by means of a written request addressed to the Board (LuxCo Class A Conversion Request). The LuxCo Class A Conversion Request must:

(a)

indicate the number of Class A Common Shares to which the LuxCo Class A Conversion Request pertains, provided that the maximum number of Class A Common Shares in respect of which LuxCo may request conversion during the Class A Conversion Period in accordance with this article 6D equals the number of Class A Common Shares held by LuxCo at ten hours Brazilian Time (10:00 BRT) on the BDR Record Date; and

(b)

include an undertaking by LuxCo to not transfer the Class A Common Shares to which the LuxCo Class A Conversion Request pertains from the date on which the LuxCo Class A Conversion Request is provided to the Board until (and including) the day on which the Class A Common Shares to which the LuxCo Class A Conversion Request pertains are converted into Class B Common Shares in accordance with article 6D.2.

6D.2

On the ● (●) Business Day following receipt of a LuxCo Class A Conversion Request, provided such LuxCo Class A Conversion Request is satisfactory to the Board, the Board will resolve (i) to convert the aggregate number of Class A Common Shares in respect of which the Board has received such LuxCo Class A Conversion Request into Class B Common Shares in the ratio set out in article 6.2, and (ii) to pay up the difference between the aggregate nominal value of the Class A Common Shares to which the LuxCo Class A Conversion Request pertains, and the aggregate nominal value of the Class B Common Shares into which the Class A Common Shares are converted at the charge of the general share premium reserve maintained by the Company.

7	Issuance of Shares

7.1

Shares shall be issued pursuant to a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. Such designation by the General Meeting must state the number of Shares that may be issued. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

7.2

If and insofar as the Board is not designated by the General Meeting, Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares as described in article 7.1.

7.3

The articles 7.1 and 7.2 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person exercising a previously granted right to subscribe for Shares.

7.4

If the resolution of the General Meeting to issue Shares or to designate the authority to issue Shares to the Board as referred to in article 7.1 is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

8	Pre-emptive rights

8.1

Each Shareholder shall have a pre-emptive right on any issuance of Class A Common Shares and Class B Common Shares in proportion to the aggregate amount of its Class A Common Shares and Class B Common Shares. No pre-emptive rights shall apply in respect of any issuance of Conversion Shares.

8.2	This pre-emptive right on any issuance of Class A Common Shares and Class B Common Shares does not apply to:

(a)	Shares issued to employees of the Company or a Group Company;

(b)	Shares that are issued against payment other than in cash; and

(c)	Shares issued to a person exercising a previously granted right to subscribe for Shares.

8.3

Pre-emptive rights may be limited or excluded by a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions, and the Board has also been designated to issue Shares in accordance with article 7.1. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

8.4

If and insofar as the Board is not designated by the General Meeting, pre-emptive rights may be limited or excluded by a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to limit or exclude pre-emptive rights if such is specifically stipulated in the resolution authorizing the Board to limit or exclude pre-emptive rights as described in article 8.3.

8.5	When adopting a resolution to issue Shares, the General Meeting or the Board shall determine how and during which period these pre-emptive rights may be exercised, subject to Section 2:96a DCC.

8.6	Article 8 shall apply by analogy to the granting of rights to subscribe for Shares.

9	Payment on Shares

9.1	Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of the Sections 2:80, 2:80a and 2:80b DCC.

9.2

Payment on Shares must be made in cash if no alternative contribution has been agreed. Payment other than in cash must be made in accordance with the provisions in Section 2:94b DCC. Payment in a currency other than euro may only be made with the consent of the Company and with due observance of the provisions of Section 2:93a DCC.

9.3

Shares issued to (i) current or former employees of the Company or a Group Company, (ii) current or former Directors under an equity compensation plan of the Company and (iii) holders of a right to subscribe for Shares granted in accordance with article 7.3 may be paid-up at the expense of the reserves of the Company, notwithstanding the provisions of article 34.

9.4	The Board may perform legal acts as referred to in Section 2:94 DCC without the prior approval of the General Meeting.

CHAPTER IV – OWN SHARES AND CAPITAL REDUCTION

10	Share repurchase and disposal of shares

10.1	The Company may repurchase fully paid-up Shares:

(a)	for no consideration; or

(b)

against consideration if and insofar as the Board has been authorized thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. The General Meeting shall determine in its authorization how many Shares the Company may repurchase, in what manner and at what price range.

10.2

The authorization by the General Meeting is not required if the Company repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of the Company or a Group Company under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange.

10.3	Any disposal of Shares by the Company shall require a resolution of the Board. Such resolution shall also stipulate any conditions of the disposal.

11	Capital reduction

11.1

The General Meeting may resolve to reduce the Company’s issued capital by (i) reducing the nominal value of Shares through amendment of these articles of association or (ii) cancelling Shares held by the Company itself.

11.2

A resolution of the General Meeting to reduce the Company’s issued capital, shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

11.3

If the resolution of the General Meeting to reduce the Company’s issued capital by reducing the nominal value of Shares through amendment of these articles of association, as referred to above, is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

CHAPTER V – TRANSFER OF SHARES

12	Transfer of shares

12.1

The transfer of Shares shall require a deed executed for that purpose and, save in the event the Company itself is a party to such legal act, written acknowledgement by the Company of the transfer. Service of notice of such deed to the Company or of a true copy or extract of such deed will be the equivalent of such acknowledgement.

12.2

Article 12.1 shall apply mutatis mutandis to the creation of a right of pledge or usufruct on a Share, provided that a right of pledge may also be created without acknowledgement by or service of notice upon the Company, in which case Section 3:239 DCC applies and the acknowledgement by or service of notice upon the Company shall replace the announcement as referred to in Section 3:239(3) DCC.

12.3

If and as long as one or more Class A Common Shares are admitted to trading on the New York Stock Exchange, or if it may reasonably be expected that one or more Class A Common Shares shall shortly be admitted to trading on the New York Stock Exchange, the Board may resolve that the laws of the State of New York, United States of America, shall apply to the property law aspects of the Class A Common Shares, as a result of which the articles 12.1 and 12.2 shall not apply to the Class A Common Shares. Such resolution and the revocation thereof shall be made available for inspection on the Company’s website and at the Dutch trade register.

The property law aspects of the Class A Common Shares (including the legal rules on ownership, legal title and transfer) in book-entry form, as included in the part of the register of shareholders kept by the relevant transfer agent, shall be governed by the laws of the State of New York, United States of America, in accordance with the applicable law on International Private laws as referred to in Title 10 of Book 10 DCC (Boek 10 Internationaal privaatrecht), especially Section 10:141 DCC.

CHAPTER VI – SHAREHOLDERS’ REGISTER AND LIMITED RIGHTS TO SHARES

13	Shareholders’ register

13.1

The Board must keep a shareholders’ register; the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

13.2

Each Shareholder’s name, address and further information as required by law or considered appropriate by the Board are recorded in the shareholders’ register. Shareholders shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars will be the responsibility of the Shareholder concerned.

13.3

If a Shareholder so requests, the Board shall provide the Shareholder, free of charge, with written evidence of the information in the shareholders’ register concerning the Shares registered in the Shareholder’s name.

13.4

The articles 13.2 and 13.3 shall apply by analogy to holders of a usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice upon the Company.

14	Right of pledge on Shares

14.1	Class A Common Shares and Class B Common Shares can be pledged. Conversion Shares cannot be pledged.

14.2

Subject to article 12.3 (if applicable), if a Class A Common Share is encumbered with a right of pledge, the voting rights attached to that Class A Common Share shall vest in the Shareholder, unless at the creation of the right of pledge the voting rights were granted to the pledgee. A pledgee with voting rights shall have Meeting Right.

14.3	If a Class B Common Share is encumbered with a right of pledge, the voting rights attached to that Class B Common Share may not be granted to the pledgee.

14.4	A Shareholder who as a result of a right of pledge does not have voting rights, shall have Meeting Right. A pledgee without voting rights shall not have Meeting Right.

15	Usufruct on Shares

15.1

Subject to article 12.3 (if applicable), if a usufruct is created on a Class A Common Share, the voting rights attached to that Class A Common Share shall vest in the Shareholder, unless at the creation of the usufruct the voting rights were granted to the usufructuary. A usufructuary with voting rights shall have Meeting Right.

15.2	If a usufruct is created on a Class B Common Share or a Conversion Share, the voting rights attached to that Share may not be granted to the usufructuary.

15.3	A Shareholder who as a result of a usufruct does not have voting rights, shall have Meeting Right. A usufructuary without voting rights shall not have Meeting Right.

16	Depositary receipts

The Company shall not cooperate with the issuance of depositary receipts for Shares.

CHAPTER VII – MANAGEMENT AND SUPERVISION

17	Board: composition, appointment, suspension and dismissal

17.1

The Company shall be managed by the Board. The Board shall consist of a minimum of seven (7) and a maximum of eleven (11) Directors, of which a minimum of one (1) and a maximum of four (4) Executive Directors and a minimum of three (3) and a maximum of ten (10) Non-Executive Directors. The number of Executive Directors and the number of Non-Executive Directors shall be determined by the Board. Only individuals may be Directors.

17.2

The Executive Directors and Non-Executive Directors shall be appointed as such by the General Meeting at the nomination of the Board. A nomination by the Board shall state whether a person is nominated for appointment as Executive Director or Non-Executive Director.

17.3

A Director shall be appointed for a term of approximately one (1) year, which term of office shall lapse immediately after the close of the annual General Meeting held in the year after his appointment. A Director may be reappointed with due observance of the preceding sentence. A Non-Executive Director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Board the General Meeting resolves otherwise.

17.4	The General Meeting may at all times suspend or dismiss any Director. The Board may at all times suspend an Executive Director.

17.5

A suspension may be extended one or more times but may not last longer than three (3) months in aggregate. If at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end. A suspension can be terminated by the General Meeting at any time.

18	Board: vacancy or inability

18.1

If the seat of an Executive Director is vacant or upon the inability of an Executive Director, the remaining Executive Directors shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, provided that the Board may provide for one or more temporary replacements.

18.2

If the seat of a Non-Executive Director is vacant or upon inability of a Non-Executive Director, the remaining Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director, provided that the Board may provide for a temporary replacement. If the seats of all Non-Executive Directors are vacant or upon inability of all Non-Executive Directors, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the Non-Executive Directors to one or more other individuals.

18.3	A Director shall in any event be unable to act within the meaning of the articles 18.1 and 18.2:

(a)	during the period for which the Director has claimed inability in writing;

(b)	during the Director’s suspension; or

(c)

during periods when the Company has not been able to contact the Director (including as a result of illness), provided that such period lasted longer than five (5) consecutive days (or such other period as reasonably determined by the Board).

19	Board: Chairman, Vice-Chairman, Global CEO, Lead Independent Director and other titles

19.1	At the nomination of the Board a Non-Executive Director shall be appointed by the General Meeting as Chairman.

19.2

The Board may appoint a Director as Vice-Chairman. If the Chairman is absent or unable to act, the Vice-Chairman, or, if the Vice-Chairman is an Executive Director, a Non-Executive Director designated by the Board, is entrusted with the duties of the Chairman.

19.3

The Board may also grant other titles to Directors, such as in case of an Executive Director, Global Chief Executive Officer (Global CEO), and/or in case of a Non-Executive Director, Lead Independent Director. The Board may at any time revoke any such title granted to a Director.

20	Board: remuneration

20.1	The Company has a policy in respect of the remuneration of Executive Directors and Non-Executive Directors. The remuneration policy is adopted by the General Meeting at the proposal of the Board.

20.2

The remuneration of the Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting. The Executive Directors shall not participate in the deliberations and decision-making regarding the determination of the remuneration of the Executive Directors.

20.3	The remuneration of the Non-Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting.

20.4

A proposal with respect to remuneration schemes in the form of Shares or rights to subscribe for Shares shall be submitted by the Board to the General Meeting for its approval. Such proposal shall state at least the maximum number of Shares or rights to subscribe for Shares that may be granted to Directors and the criteria for making or amending such grants.

21	Board: tasks and duties

21.1

The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these articles of association to others. In the performance of their tasks, the Directors shall be guided by the interests of the Company and the enterprise connected with it.

21.2

The Executive Directors are primarily responsible for all day-to-day operations of the Company. The Non-Executive Directors supervise (i) the Executive Directors’ policy and performance of duties and (ii) the Company’s general affairs and its business, and render advice and direction to the Executive Directors. The Executive Directors shall timely provide the Non-Executive Directors with the information they need to carry out their duties.

21.3	The Directors furthermore perform any duties allocated to them under or pursuant to the law or these articles of association.

21.4

With due observance of these articles of association, the Board shall adopt Board Regulations dealing with its internal organization, the manner in which decisions are taken, any quorum requirements, the composition, duties and organization of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board.

21.5

The Board may allocate its duties and powers among the Directors pursuant to the Board Regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors:

(a)	supervising the performance of the Executive Directors;

(b)	making a nomination for the appointment of Directors pursuant to article 17.2;

(c)	determining an Executive Director’s remuneration pursuant to article 20.2; and

(d)	instructing an auditor pursuant to article 33.1.

21.6	Without prejudice to any other provisions of these articles of association, the Board shall require the approval of the General Meeting for resolutions:

(a)	regarding a significant change in the identity or nature of the Company or the enterprise connected with it, including in any event:

(i)	the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(ii)

concluding or cancelling any long-lasting cooperation of the Company or a Subsidiary with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to the Company; and

(iii)

acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of the Company’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts, by the Company or a Subsidiary;

(b)

regarding the Company entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (i) a termination notice of at least ninety (90) days, and/or (ii) the payment of a penalty, including, but not limited to, fines and take or pay arrangements;

(c)	regarding the Company selling uncovered put options and/or call options (i.e. without the Company holding the asset(s) underlying the option); and

(d)

regarding the Board exercising voting rights with respect to shares held by the Company in the capital of a Subsidiary in respect of such Subsidiary entering into a contract, agreement or other instrument, which stipulates that a unilateral and unconditional termination of such contract, agreement or other instrument is subject to (i) a termination notice of at least ninety (90) days, and/or (ii) the payment of a penalty, including, but not limited to, fines and take or pay arrangements.

22	Board: decision-making

22.1

Resolutions of the Board shall be adopted by a simple majority of the votes cast, unless the Board Regulations provide for a qualified majority. Each Director shall have one vote. If there is a tie vote, the proposal shall be rejected.

22.2	At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing.

22.3

Meetings of the Board may be held by means of an assembly of Directors in person or by telephone, video conference or any other means of electronic communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the foregoing ways shall constitute presence at such meeting.

22.4

A document stating that one or more resolutions have been adopted by the Board and signed by the Chairman or by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

22.5

The Board may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Directors entitled to vote objects to this manner of decision-making.

22.6

A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the Company and the enterprise connected with it. If the Board is unable to adopt a resolution as a result of all Directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, the decision shall nevertheless be taken by the Board, but the Board shall record in writing the reasons for the resolution.

22.7

The Board may determine pursuant to the Board Regulations or otherwise in writing that one or more Directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) DCC.

23	Board: indemnification

23.1

The Company shall indemnify each current or former Director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director for any and all:

(a)

costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that Director’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

(b)	liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that Director, excluding any reputational damages and (other) immaterial damages; and

(c)

payments by that Director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Company (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

23.2

Any indemnification by the Company referred to in article 23.1 shall be made only upon a determination by the Board that indemnification of the Director is proper under the circumstances because he had met the applicable standard of conduct set forth in article 23.1.

23.3

Indemnified amounts referred to in article 23.1 under (a) until (c) inclusive may be paid by the Company in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that Director, upon a resolution of the Board with respect to the specific case.

23.4	A Director, current or former, shall not be entitled to any indemnification as mentioned in this article 23, if and to the extent:

(a)	Dutch law would not permit such indemnification;

(b)

a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former Director can be considered intentional, fraudulent, grossly negligent, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

(c)	the costs or the decrease in assets of the current or former Director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

(d)	the Company and/or a Group Company brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by the Company under this article 23.

24	Representation

24.1

The Company shall be represented by the Board. The Company shall also be represented by the Director with the title of Global Chief Executive Officer acting solely or two Executive Directors acting jointly. If there is only one Executive Director in office, such Executive Director shall be authorized to represent the Company.

24.2

The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer’s title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

CHAPTER VIII – GENERAL MEETING AND CLASS MEETINGS

25	General Meeting

25.1	General Meetings can be held in Amsterdam or Haarlemmermeer (including Schiphol Airport).

25.2	The annual General Meeting shall be held each year within six months after the end of the Company’s financial year.

25.3	Other General Meetings shall be held as often as the Board or the Chairman deems necessary.

26	General Meeting: convocation

26.1	General Meetings are convened by the Board or the Chairman.

26.2

One or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, may request the Board in writing to convene a General Meeting setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Shareholders and/or other Persons with Meeting Right may at their request be authorized by the preliminary relief judge of the district court to convene a General Meeting.

27	General Meeting: notice and agenda

27.1	The notice of a General Meeting shall be given by the Board by means of an announcement with due observance of the statutory notice period and in accordance with the law.

27.2

The notice of a General Meeting shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of the Company and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication as referred to in article 28.4, with due observance of the relevant provisions of the law.

27.3	The notice of a General Meeting shall also state the Record Date and the manner in which the Persons with Meeting Right may procure their registration and exercise their rights.

27.4

A subject for discussion which has been requested in writing by one or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, shall be included in the notice of the General Meeting or shall be notified in the same manner as the other subjects for discussion, provided the Company has received the request (including the reasons for such request) not later than sixty (60) days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Board as posted on the Company’s website.

28	General Meeting: admittance

28.1

Those Persons with Meeting Right and those Persons with Voting Rights who are listed on the Record Date for a General Meeting as such in a register designated for that purpose by the Board, are deemed Persons with Meeting Right or Persons with Voting Rights, respectively, for that General Meeting, regardless of who is entitled to the Shares at the date of the General Meeting.

28.2

In order for a person to be able to exercise Meeting Right and the right to vote in a General Meeting, that person must notify the Company in writing of his intention to do so no later than on the date and in the manner mentioned in the notice convening the General Meeting.

28.3

The Board may determine in the notice of a General Meeting that any vote cast prior to the meeting by means of electronic communication or by means of a letter, shall be deemed to be a vote cast in the meeting. Such a vote may not be cast prior to the Record Date for the General Meeting.

28.4

The Board may determine that each Person with Meeting Right has the right, in person or represented by a written proxy, to take part in, address and, to the extent applicable, to vote at the General Meeting by means of electronic communication, provided that such person can be identified via the same electronic means and is able to directly observe the proceedings and, to the extent applicable, to vote at the meeting. The Board may attach conditions to the use of the electronic communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Right and for the reliability and security of the communication. The conditions must be included in the notice of a General Meeting and be published on the Company’s website.

28.5	The Directors are authorized to attend the General Meeting and shall, as such, have an advisory vote at the General Meeting.

28.6	The chairperson of the General Meeting decides on all matters relating to admission to the General Meeting. The chairperson of the General Meeting may admit third parties to the General Meeting.

28.7

The Company may direct that any person, before being admitted to a General Meeting, identifies himself by means of a valid passport or other means of identification and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances.

28.8	The General Meeting may be conducted in Dutch or English as determined by the chairperson of the General Meeting.

29	General Meeting: chairperson, secretary and minutes

29.1

The General Meeting shall be presided over by the Chairman or, in his absence, the Vice-Chairman, provided that the Vice-Chairman is a Non-Executive Director. If the Vice-Chairman is also absent, if the Vice-Chairman is an Executive Director or if no Director has been appointed as Vice-Chairman, the Board shall designate a Non-Executive Director to deputize for the Chairman in his absence. If (i) the Chairman is not present at the meeting, (ii) the Vice-Chairman is not present at the meeting and/or an Executive Director and (iii) no other Director has been designated by the Board to preside over the General Meeting, the General Meeting itself shall appoint a chairperson.

29.2	The chairperson of the General Meeting shall appoint a secretary of the General Meeting.

29.3

Minutes of the proceedings at a General Meeting shall be kept by the secretary, unless a notarial record of the General Meeting is prepared at the request of the Board. The minutes shall be adopted by the chairperson and the secretary of the General Meeting and shall be signed by them as evidence thereof. A document stating that one or more resolutions have been adopted by the General Meeting and signed by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

30	General Meeting: decision-making

30.1

Each Class A Common Share confers the right to cast one (1) vote at the General Meeting and each Class B Common Share confers the right to cast ten (10) votes at the General Meeting. If and to the extent voting rights are not suspended, each Conversion Share confers the right to cast nine (9) votes at the General Meeting.

30.2	To the extent the law or these articles of association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast.

30.3	The chairperson of the General Meeting shall decide on the method of voting.

30.4	Abstentions, blank votes and invalid votes shall not be counted as votes.

30.5	The ruling by the chairperson of the General Meeting on the outcome of a vote shall be decisive.

30.6	All disputes concerning voting for which neither the law nor these articles of association provide a solution are decided by the chairperson of the General Meeting.

30.7

No votes may be cast at the General Meeting for a Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. The Company or a Subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a usufruct. However, holders of a right of pledge or a usufruct on Shares held by the Company or a Subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or a Subsidiary.

30.8

When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or which part of the Company’s issued capital is represented at the General Meeting, no account shall be taken of Shares for which, pursuant to the law or these articles of association, no vote can be cast.

31	Class meetings

31.1

The provisions of these articles of association with respect to General Meetings, save for article 25.2, shall apply mutatis mutandis to a meeting of holders of Class A Common Shares and other persons entitled to attend such meeting.

31.2

The provisions of these articles of association with respect to General Meetings, save for article 25.2 and article 28.5, shall apply mutatis mutandis to a meeting of holders of Class B Common Shares or a meeting of holders of Conversion Shares (as applicable) and other persons entitled to attend such meeting, provided that the applicable meeting shall appoint its own chairman, and furthermore provided that for as long as Class B Common Shares or Conversion Shares (as applicable) are not admitted to listing and trading on a stock exchange with the cooperation of the Company:

(a)

notice of a meeting as referred to in this article shall be given no later than on the fifteenth day before the date of the meeting and the convocation notice shall be sent to the addresses as included in the shareholders’ register;

(b)

resolutions may be adopted in writing without holding a meeting as referred to in this article, provided such resolutions are adopted by the unanimous vote of all holders of Class B Common Shares entitled to vote or Conversion Shares entitled to vote (as applicable); and

(c)

valid resolutions may be adopted if the formalities for convening and holding of meetings as referred to in this article have not been complied with, if adopted by unanimous vote in a meeting at which all issued and outstanding Class B Common Shares or Conversion Shares (as applicable) are represented.

CHAPTER IX – FINANCIAL YEAR, ANNUAL ACCOUNTS AND AUDITOR

32	Financial year and annual accounts

32.1	The Company’s financial year shall be the calendar year.

32.2

Annually, within the term set by law, the Board shall prepare the Annual Accounts. The Annual Accounts must be accompanied by an auditor’s statement as referred to in article 33.3, the Management Report, and the additional information to the extent that this information is required.

32.3	The Annual Accounts shall be signed by the Directors; if one or more of their signatures is lacking, this shall be stated, giving the reasons therefor.

32.4	The Annual Accounts shall be adopted by the General Meeting.

33	Auditor

33.1

The General Meeting shall instruct an Auditor to audit the Annual Accounts. If the General Meeting fails to issue the instructions to an Auditor, the Board shall be authorized to do so. The Executive Directors shall not participate in the deliberations and decision-making regarding instructing an Auditor to audit the Annual Accounts.

33.2

The instructions issued to the Auditor may only be revoked by the General Meeting and, if the Board issued the instructions, by the Board, for valid reasons and in accordance with Section 2:393(2) DCC.

33.3	The Auditor shall report the findings of the audit to the Board and present the results of the audit in a statement on the true and fair view provided by the Annual Accounts.

CHAPTER X – RESULT AND DISTRIBUTIONS

34	Profits and distributions

34.1	Distribution of profits shall be made after adoption of the Annual Accounts from which it appears that the same is permitted.

34.2	Distributions may be made only to the extent the Company’s equity exceeds the sum of its paid up and called up part of its issued capital and the reserves which must be maintained pursuant to the law.

34.3

The Board may determine which part of the profits shall be reserved, with due observance of the Company’s policy on reserves and dividends. The Company may have a policy on reserves and dividends to be determined and amended by the Board.

34.4

The General Meeting may resolve to distribute any part of the profits remaining after reservation in accordance with article 34.3. If the General Meeting does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

34.5	The Board may resolve to make distributions from the share premium reserve or other distributable reserves maintained by the Company.

34.6

The Board may resolve to make interim distributions on Shares, provided that an interim statement of assets and liabilities drawn up in accordance with the statutory requirements shows that the requirement of article 34.2 has been fulfilled, and with observance of (other) applicable statutory provisions.

34.7

The Board may resolve that a distribution on Shares shall not be paid in whole or in part in cash but in kind or in the form of Shares, or decide that Shareholders shall be given the option to receive the distribution in cash or in kind and/or in the form of Shares (and with due observance of articles 7 and 8), and may determine the conditions under which such option can be given to the Shareholders.

34.8	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded, unless such Shares are encumbered with a usufruct or right of pledge.

34.9

Any and all distributions on the Class A Common Shares and Class B Common Shares shall be made in such a way that on each Class A Common Share and each Class B Common Share an equal amount or value will be distributed, provided that and with observance of the following order of priority:

(a)

in the event of the General Meeting resolving to distribute any part of the profits in accordance with article 34.4, for each issued and outstanding Conversion Share an amount equal to one percent (1%) of the nominal value of such Conversion Share shall first be added to the dividend reserve maintained for the holders of Conversion Shares (Conversion Share Allocation); and

(b)

following the Conversion Share Allocation, no further distribution shall be made on Conversion Shares, nor shall any profit be added to the dividend reserve maintained for the holders of Conversion Shares, in respect of such financial year.

35	Notices and payments

35.1	The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on the Company’s website.

35.2	Distributions shall be payable on the date determined by the Board.

35.3

The persons entitled to a distribution shall be the relevant Shareholders, holders of a usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

35.4

Distributions which have not been claimed upon the expiry of five (5) years and one (1) day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

35.5	The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

CHAPTER XI – AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION

36	Amendment of the articles of association

36.1	The General Meeting may resolve to amend these articles of association at the proposal of the Board.

36.2

If a proposal to amend these articles of association is to be submitted to the General Meeting, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by, and must be made available free of charge to, Shareholders and other Persons with Meeting Right, until the conclusion of the meeting. An amendment of these articles of association shall be laid down in a notarial deed.

37	Dissolution and liquidation

37.1	The General Meeting may resolve to dissolve the Company at the proposal of the Board.

37.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

37.3	During liquidation, to the extent possible these articles of association shall continue to apply.

37.4

The balance remaining after payment of the debts of the dissolved Company shall be transferred pro rata in proportion to the number of Class A Common Shares and Class B Common Shares held by each Shareholder.

38	Federal forum provision

Unless the Board consents in writing to the selection of an alternative forum for the resolution of a specific complaint, the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America.

39	Transitional provision I

As of the ● day of ● two thousand twenty-seven, Article 1 of these articles of association shall be amended and read as follows:

“1	Definitions
1.1	In these articles of association the following words shall have the following meanings:

Annual Accounts: the Company’s annual accounts as referred to in Section 2:361 DCC;

Auditor: an auditor as referred to in Section 2:393 DCC, or an organization in which such auditors work together;

Board: the Company’s board of directors;

Board Regulations: the written rules and regulations adopted by the Board as referred to in article 21.4;

Chairman: the Director appointed as Chairman;

Class A Common Share: an ordinary class A share in the Company’s share capital;

Class B Common Share: an ordinary class B share in the Company’s share capital;

Company: the Company to which these articles of association pertain;

Conversion Date: the date that the Board determines, in its sole discretion, that a Conversion Event has occurred, provided that the Conversion Date shall be no later than the date of such determination;

Conversion Event: the occurrence of any transfer of a Class B Common Share upon the enforcement of a security interest (including, but not limited to, a right of pledge) over such Class B Common Share;

Conversion Request: shall have the meaning given thereto in article 6A;

Conversion Share: a conversion share in the Company’s share capital;

Conversion Share Allocation: has the meaning given thereto in article 34.9 paragraph (b);

DCC: the Dutch Civil Code;

Director: an Executive Director or Non-Executive Director;

Executive Director: a member of the Board appointed as executive director;

General Meeting: the corporate body of the Company consisting of Shareholders and all other Persons with Meeting Right or a meeting of Shareholders and other Persons with Meeting Right, as the case may be;

Group Company: a group company of the Company as referred to in Section 2:24b DCC;

in writing: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Management Report: the Company’s management report as referred to in Section 2:391 DCC;

Meeting Right: the right, either in person or by proxy authorized in writing, to attend and address the General Meeting;

Non-Executive Director: a member of the Board appointed as non-executive director;

Persons with Meeting Right: Shareholders, holders of a usufruct with Meeting Right and holders of a right of pledge with Meeting Right;

Persons with Voting Rights: Shareholders with voting rights, holders of a usufruct with voting rights and holders of a right of pledge with voting rights in the General Meeting;

Record Date: the twenty-eighth day prior to the date of a General Meeting, or such other day as prescribed by law;

Share: a share in the Company’s share capital, unless the contrary is expressed this shall include each Class A Common Share, each Class B Common Share and each Conversion Share;

Shareholder: a holder of one or more Shares;

Subsidiary: a subsidiary of the Company as referred to in Section 2:24a DCC;

Transferor: shall have the meaning given thereto in article 6B; and

Vice-Chairman: the Director appointed as Vice-Chairman.”.

40	Transitional provision II

As of the ● day of ● two thousand twenty-seven, Article 5 paragraph 4 of these articles of association shall be deleted and the paragraphs 5 through 7 (old) of Article 5 shall be renumbered paragraphs 4 through 6 (new). At the same time, Article 5 paragraph 4 (new) shall be amended and read as follows:

“5.4

Within eight days after a conversion of one or more Class B Common Shares into Class A Common Shares and Conversion Shares referred to in article 6, the Board shall (i) file a notification thereof with the Dutch trade register, which notification must at least include the authorized capital following the conversion, and (ii) register the conversion in the register of Shareholders as referred to in article 13.”.

41	Transitional provision III

As of the ● day of ● two thousand twenty-seven, Article 6 of these articles of association shall be amended and read as follows:

“6	Conversion of Shares

Each Class B Common Share can be converted into one (1) Class A Common Share and one (1) Conversion Share, subject to the provisions of this article 6. Class A Common Shares and Conversion Shares cannot be converted into other classes of Shares.

6A	Voluntary conversion of Class B Common Shares

6A.1

Each holder of one or more Class B Common Shares may request the conversion of all or part of his Class B Common Shares into Class A Common Shares and Conversion Shares in the ratio set out in article 6 by means of a written request addressed to the Board (Conversion Request). The Conversion Request must:

(a)	indicate the number of Class B Common Shares to which the Conversion Request pertains;

(b)

include a representation by the requesting Shareholder that no depositary receipts have been issued with respect to the Class B Common Shares to which the Conversion Request pertains nor that these Class B Common Shares are encumbered with any usufruct, right of pledge, attachment or other encumbrance;

(c)

provide for an irrevocable and unconditional power of attorney from the requesting Shareholder to the Company, with full power of substitution and governed by Dutch law, to perform the acts described in article 6A.2 paragraph (b) on behalf of such Shareholder.

6A.2	Subject to article 6A.3:

(a)

upon receipt of a Conversion Request satisfactory to the Board, the Board shall, as soon as reasonably possible, resolve to convert the number of Class B Common Shares to which the Conversion Request pertains into Class A Common Shares and Conversion Shares in the ratio set out in article 6; and

(b)

promptly following such conversion, the requesting Shareholder shall be obliged to offer and transfer the Conversion Shares to the Company for no consideration and the Company shall accept such Conversion Shares.

6A.3

To the extent the Company would not be permitted under applicable law to acquire Conversion Shares in accordance with article 6A.2 paragraph (b), the Board shall, as soon as reasonably possible, convene a General Meeting in accordance with article 27, at which meeting it shall be proposed to the General Meeting to cancel such number of Shares (held in treasury) to allow again for the acquisition of Conversion Shares as referred to in article 6A.2 paragraph (b).

6B	Mandatory conversion of Class B Common Shares

6B.1

A Class B Common Share shall automatically convert into one (1) Class A Common Share and one (1) Conversion Share upon the occurrence of a Conversion Event in respect of such Class B Common Share, subject to the provisions of this article 6B and with effect as of the Conversion Date. Upon the occurrence of a Conversion Event, the Shareholder concerned shall be obliged to notify the Board thereof by means of a written notice addressed to the Board.

6B.2

If at any time a Conversion Share is held by anyone other than the Company following a Conversion Event, such holder of Conversion Shares (Transferor) shall be obliged to offer and transfer such Conversion Shares to the Company unencumbered (without any usufruct, right of pledge, attachment or other encumbrance and without depositary receipts issued for such Conversion Shares) and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Conversion Shares to the Company, the voting rights (both in the General Meeting and in class meetings), Meeting Right and rights to receive distributions attached to the relevant Conversion Shares are suspended.

6B.3

If the Transferor fails to offer and transfer the relevant Conversion Shares to the Company within thirty (30) days after the Conversion Date, the Company is irrevocably empowered and authorized to offer and transfer the relevant Conversion Shares to the Company until such transaction occurs. The Company shall immediately notify the Transferor upon proceeding with the offer and transfer of Conversion Shares to the Company in accordance with this article 6B.3.

6B.4

The Board may, from time to time, establish such policies and procedures relating to the general administration of the share capital structure as it may deem necessary or advisable, and may request that holders of Class B Common Shares furnish affidavits or other proof to the Board as it deems necessary to verify the legal and beneficial ownership of Class B Common Shares, and to confirm that a Conversion Event has not occurred.

6B.5

To the extent the Company would not be permitted under applicable law to acquire Conversion Shares in accordance with article 6B.2 or article 6B.3, as applicable, the Board shall convene a General Meeting in accordance with article 27, at which meeting it shall be proposed to the General Meeting to cancel such number of Shares (held in treasury) to allow again for the acquisition of Conversion Shares as referred to in article 6B.2 or article 6B.3, as applicable.”.